Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings of the June 30, 2016 Quarter

Company Release – 07/14/2016

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income attributable to common shareholders for the three months ended June 30, 2016 of $1.4 million, or $.15 per share, compared to $1.2 million for the three months ended June 30, 2015. Net income attributable to common shareholders for the six months ended June 30, 2016 was $2.9 million, or $.31 per share, compared to $2.2 million for the six months ended June 30, 2015. Provident Bancorp, Inc. was not a publicly traded company for the first six months of 2015 and, as a result, earnings per share are not applicable for that period.

David P. Mansfield, Chief Executive Officer, said, “Our strategic objective is to positively impact the vitality of the communities we serve by creating customized banking solutions for small-to-medium size business customers. With this focus, we continue to review and invest in our employees and infrastructure to deliver a high level of service to our customers.”

Net interest income before provision for loan losses increased by $643,000, or 11.3%, compared to the second quarter of 2015 and increased by $1.4 million, or 12.5%, compared to the six months ending June 30, 2015. The growth in net interest income this quarter over the prior year’s second quarter is primarily the result of an increase in our average interest earning assets of $67.6 million or 10.7% and an increase in net interest margin of 2 basis points to 3.62% for the three months ended June 30, 2016. The growth in net interest income for the six months ended June 30, 2016 compared to the six months ended in the same period 2015 is primarily the result of an increase in average interest earning assets of $70.9 million or 11.2% and an increase of the net interest margin of 4 basis points to 3.60% for the six months ended June 30, 2016.

Provision for loan losses of $210,000 were booked for the second quarter of 2016 compared to $193,000 for the same period 2015. For the six months ended June 30, 2016 $321,000 of provisions were recognized compared to $471,000 for the six months ended June 30, 2015. The provisions in the allowance for loan losses resulted in primarily an increase in our loan portfolio as we apply historical loss ratios to newly originated loans, which, absent other factors, results in an increase in the allowance for loan losses as the loan portfolio increases. The allowance for loan losses as a percentage of total loans was 1.40% as of June 30, 2016 compared to 1.49% as of June 30, 2015. The allowance for loan losses as a percent of non-performing loans was 601.24% as of June 30, 2016 compared to 231.33% as of June 30, 2015. Non-performing assets were $1.4 million or .18% to total assets as of June 30, 2016 compared to $3.3 million or .46% to total asset for the same period 2015.

Non-interest income increased $108,000, or 12.6% to $967,000 for the three months ended June 30, 2016. For the six months ended June 30, 2016, non-interest income increased $219,000, or 13.0%, to $1.9 million. The primary reason for the increases in both periods presented is due to the increased income with our bank owned life insurance policies (BOLI). Additional purchases of BOLI were made during the second half of 2015.

Non-interest expense increased $401,000, or 8.6% to $5.1 million for the three months ended June 30, 2016. For the six months ended June 30, 2016, non-interest expense increased $659,000 or 7.1% to $10.0 million. The primary reasons for the increases are salary expense and professional fees. Increases in salary and employee benefits were $363,000 or 13.0% for the three months ended June 30, 2016 and $616,000 or 10.9% for the six months ended June 30, 2016. Increases in professional fees were $85,000 or 37.3% for the three months ended June 30, 2016 and $133,000 or 29.9% for the six months ended June 30, 2016.

As of June 30, 2016 total assets have increased $17.0 million, or 2.29% to $760.4 million compared to $743.4 million at December 31, 2015. The primary reason for the increase is due to net loans with an increase of $24.9 million or 4.5%. The increase in loans is offset by a decrease in cash and cash equivalents of $3.5 million or 17.3% to $16.9 million. On May 31, 2016 the Company transferred all of its held-to-maturity securities to available-for-sale. The cost basis transferred was $44.2 million with an unrealized net gain of $2.2 million. The reason for the transfer was for liquidity management. Deposits were $607.3 million as of June 30, 2016 representing an increase of $30.1 million or 5.2% compared to December 31, 2015. Borrowings decreased $18.5 million or 32.2% to $38.9 million as of June 30, 2016.

As of June 30, 2016, shareholders’ equity was $106.9 million compared to $101.4 million at December 31, 2015 representing an increase of $5.5 million, or 5.5%. The increases are primarily due to year-to-date net income of $2.9 million and an increase in other comprehensive income of $2.5 million, which includes the $1.3 million net unrealized gain from transferring the securities.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 53.0% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. Established in 1828, The Provident Bank, the 10th oldest bank in the country, is a full-service community bank with a focus in commercial lending and business services with offices in Amesbury and Newburyport, Massachusetts and Bedford, Exeter, Hampton, Portsmouth and Seabrook New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Source: Provident Bancorp, Inc

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	June 30,	December 31,
(In thousands)	2016	2015
Assets	(unaudited)
Cash and due from banks	$11,971	$7,302
Interest-bearing demand deposits with other banks	4,519	12,865
Money market mutual funds	438	297
Cash and cash equivalents	16,928	20,464
Investments in available-for-sale securities (at fair value)	123,085	80,984
Investments in held-to-maturity securities (fair values of $46,474 as of December 31, 2015)	-	44,623
Federal Home Loan Bank stock, at cost	2,367	3,310
Loans, net	579,877	554,929
Bank owned life insurance	19,105	18,793
Premises and equipment, net	11,876	11,606
Accrued interest receivable	2,183	2,251
Deferred tax asset, net	3,496	5,056
Other assets	1,508	1,381
Total assets	$760,425	$743,397

Liabilities and Equity
Deposits:
Noninterest-bearing	$158,612	$153,093
Interest-bearing	448,717	424,142
Total deposits	607,329	577,235
Federal Home Loan Bank advances	38,947	57,423
Other liabilities	7,218	7,333
Total liabilities	653,494	641,991
Equity:
Preferred stock; authorized 50,000 shares: senior non-cumulative perpetual, Series A, no par, 0 shares issued and outstanding; liquidation value $1,000 per share	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,498,722 shares issued and outstanding	-	-
Additional paid-in capital	43,202	43,159
Retained earnings	62,740	59,890
Accumulated other comprehensive income	4,203	1,690
Unearned compensation - ESOP	(3,214)	(3,333)
Total equity	106,931	101,406
Total liabilities and equity	$760,425	$743,397

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income:	(unaudited)
Interest and fees on loans	$6,159	$5,417	$12,250	$10,660
Interest and dividends on securities	861	825	1,742	1,655
Interest on interest-bearing deposits	6	10	14	11
Total interest and dividend income	7,026	6,252	14,006	12,326
Interest expense:
Interest on deposits	529	411	1,084	817
Interest on Federal Home Loan Bank advances	152	139	294	280
Total interest expense	681	550	1,378	1,097
Net interest and dividend income	6,345	5,702	12,628	11,229
Provision for loan losses	210	193	321	471
Net interest and dividend income after provision for loan losses	6,135	5,509	12,307	10,758
Noninterest income:
Customer service fees on deposit accounts	292	290	597	533
Service charges and fees - other	448	440	866	821
Gain on sales, calls and donated securities, net	17	21	37	102
Other income	210	108	402	227
Total noninterest income	967	859	1,902	1,683
Noninterest expense:
Salaries and employee benefits	3,159	2,796	6,281	5,665
Occupancy expense	417	394	782	787
Equipment expense	164	135	309	268
FDIC assessment	96	96	190	190
Data processing	165	134	328	273
Marketing expense	51	69	108	126
Professional fees	313	228	578	445
Other	715	827	1,428	1,591
Total noninterest expense	5,080	4,679	10,004	9,345
Income before income tax expense	2,022	1,689	4,205	3,096
Income tax expense	659	460	1,355	854
Net income	$1,363	$1,229	$2,850	$2,242
Net Income attributable to common shareholders	$1,363	$1,189	$2,850	$2,157

Income per share:
Basic	$0.15	N/A	$0.31	N/A
Diluted	$0.15	N/A	$0.31	N/A

Weighted Average Shares:
Basic	9,173,317	N/A	9,170,340	N/A
Diluted	9,173,317	N/A	9,170,340	N/A

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three		At or for the six
	months ended		months ended
	June 30,		June 30,
	2016	2015	2016	2015
(unaudited)
Performance Ratios:
Return on average assets (1)	0.74%	0.74%	0.77%	0.68%
Return on average equity (1)	5.20%	6.33%	5.50%	5.81%
Interest rate spread (1) (3)	3.43%	3.45%	3.42%	3.42%
Net interest margin (1) (4)	3.62%	3.60%	3.60%	3.56%
Non-interest expense to average assets (1)	2.74%	2.80%	2.70%	2.82%
Efficiency ratio (5)	69.47%	71.32%	68.85%	72.37%
Average interest-earning assets to average interest-bearing liabilities	147.93%	143.45%	146.48%	141.85%
Average equity to average assets	14.14%	11.62%	14.00%	11.64%

	At	At	At
	June 30,	December 31,	June 30,
(unaudited)	2016	2015	2015
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.40%	1.40%	1.49%
Allowance for loan losses as a percent of non-performing loans	601.24%	346.10%	231.33%
Non-performing loans as a percent of total loans (2)	0.23%	0.41%	0.64%
Non-performing loans as a percent of total assets	0.18%	0.31%	0.46%
Non-performing assets as a percent of total assets (6)	0.18%	0.31%	0.46%

References which should accompany the table when input into the document:

(1)	Three months ended June 30, 2016 column has been annualized
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO